Exhibit 99



     FOR IMMEDIATE RELEASE --   June 25, 1999


     Contact:  Clifford R. Borland
               Chairman and Chief Executive Officer
               NS GROUP, INC.
               (606) 292-6809


             NS GROUP, INC. ANNOUNCES NEW PRESIDENT


Newport, Kentucky -- NS Group, Inc. (NYSE---NSS) announced today that Rene Robichaud has joined the Company as President and Chief Operating Officer. Mr. Robichaud has over 14 years of experience in investment banking and has held the positions of Managing Director with Salomon Smith Barney and Principal with Morgan Stanley & Co. Mr. Robichaud has worked on capital raising and strategic transactions involving many basic materials and steel companies around the world. Mr. Robichaud received his BBA from the University of Ottawa, magna cum laude, and his MBA from Harvard University.

Mr. Borland, Chairman and Chief Executive Officer of NS Group, Inc. stated, "Rene's extensive investment banking experience, combined with our existing steel manufacturing capabilities, blend together to create a more powerful management team. Rene and I will work hand-in-hand in selectively investing in projects that will continue to enhance the Company's growth prospects and leadership position in the markets we serve. We are excited to have Mr. Robichaud as a part of our team and believe that his energy and talent will benefit the future of NS Group."

NS Group, Inc. is a leading producer of specialty steel products serving the energy industry. The Company manufactures seamless and welded tubular steel products which are used in the drilling and exploration as well as the transmission of oil, natural gas and other fluids. The Company's products are marketed in the southwestern United States and certain foreign markets.
NS Group is traded on the NYSE under the symbol: NSS.
     The Company is headquartered in Newport, Kentucky.